KPMG

KPMG LLP
Chartered Accountants
PO Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada

Telephone (604) 691-3000
Fax (604) 691-3031
Internet www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Midway Gold Corp.

We consent to the use of our reports dated March 7, 2012, with respect to the consolidated balance sheets of Midway Gold Corp. as at December 31, 2011 and 2010, and the related consolidated statements of operations, cash flows, comprehensive loss and stockholders' equity, for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the registration statement on Form S-3.

KPMG LLP

Chartered Accountants

Vancouver, Canada
January 25, 2013